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                                                                  EXHIBIT 99.2


                                      UROMED
                                   CORPORATION

                                   64 A Street
                                Needham, MA 02194
                        (617) 433-0033 FAX: (617) 433-0032


FOR IMMEDIATE RELEASE
Contact:
Kristen Galfetti                                      Sally J. Curley
Investor Relations Specialist                         Senior Consultant
UroMed Corporation                                    Sharon Merrill Associates
(617) 433-0033                                        (617) 542-5300


                       UROMED CORPORATION PRICES OFFERING OF
                   $60,000,000 OF CONVERTIBLE SUBORDINATED NOTES




    NEEDHAM, MA, October 9, 1996 -- UroMed Corporation (NASDAQ: URMD) announced today that it has set the terms for its $60,000,000 of Convertible Subordinated Notes ("Notes") due October 15, 2003, to be offered to qualified institutional buyers, certain institutional accredited investors and foreign investors. The Notes will have a term of seven years and bear annual interest at the rate of six percent. The Notes will be convertible into shares of UroMed's common stock at a 25 percent premium to the closing bid price of UroMed's common stock on October 8, 1996. An additional $9,000,000 of Notes may be issued solely to cover over-allotments, if any. The offering is expected to close on or about October 15, 1996.


    The Notes are being offered to qualified institutional buyers pursuant to Rule 144A and to certain institutional accredited investors in reliance upon exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the "Act"), including, for certain investors outside the United States, Regulations S under the Act. The Notes have not been registered under the Act. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.


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